Exhibit 24
POWER OF ATTORNEY
     Each director and/or officer of Max & Erma’s Restaurants, Inc., a Delaware corporation (the “Company”), whose signature appears below hereby appoints Robert A. Lindeman or William C. Niegsch, Jr., or either of them, as his or her attorney-in-fact, to sign, in his or her name and behalf and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended October 28, 2007, and likewise to sign and file any and all amendments, including post-effective amendments, to the Annual Report, and the Company hereby also appoints such persons as its attorneys-in-fact and each of them as its attorney-in-fact with like authority to sign and file the Annual Report and any amendments thereto in its name and behalf, each such person and the Company hereby granting to such attorney-in-fact full power of substitution and revocation, and hereby ratifying all that such attorney-in-fact or his substitute may do by virtue hereof.
     IN WITNESS WHEREOF, we have hereunto set our hands this 17th day of January, 2008.

Signature	Title

/s/ Todd B. Barnum	Chairman of the Board
Todd B. Barnum

/s/ William C. Niegsch, Jr.	Executive Vice President, Chief Financial Officer, Treasurer,
William C. Niegsch, Jr.	Secretary and Director

/s/ Jay B. Barney	Director
Jay B. Barney

/s/ Mark F. Emerson	Director
Mark F. Emerson

/s/ Michael G. Giulioli	Director
Michael G. Giulioli

/s/ Curtis A. Loveland	Director
Curtis A. Loveland

/s/ Donal H. Malenick	Director
Donal H. Malenick